United States securities and exchange commission logo





                      February 5, 2024

       Ricardo Lewin
       Chief Financial Officer
       Cosan S.A.
       Av. Brigadeiro Faria Lima, 4,100     16th floor
       S  o Paulo     SP, 04538-132, Brazil

                                                        Re: Cosan S.A.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            Filed April 24,
2023
                                                            File No. 1-40155

       Dear Ricardo Lewin:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services